Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

VNUE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Common Stock	Common stock issuable upon the conversion of Series B Convertible Preferred Stock	457(o)	N/A	N/A	$4,000,000	$92.70 per $1,000,000	$370.80
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$4,000,000		$370.80
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$370.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act, based on the average of the high and low prices reported for the shares of Common Stock as reported on the OTC Markets on February 10, 2022.